Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-148159) of Quest Energy Partners, L.P. (the “Partnership”) of our report dated June 15, 2009 (except for the Reclassification section in Note 1, Note, 4, and Note 17, as to which the date is July 28, 2009), with respect to the Partnership’s consolidated financial statements and our report dated June 15, 2009 with respect to the Partnership’s effectiveness of internal control over financial reporting, both of which appear in this Annual Report on Form 10-K/A for the year ended December 31, 2008. Our report with respect to the Partnership’s consolidated financial statements contains explanatory paragraphs regarding (i) the Partnership and the Predecessor’s (as defined in Note 1 of the consolidated/carve-out financial statements) restatement as of December 31, 2007 and 2006 and for the period from November 15, 2007 to December 31, 2007 and the Predecessor’s period from January 1, 2007 to November 14, 2007 and the years ended December 31, 2006 and 2005 and (ii) the Partnership’s ability to continue as a going concern. Our report with respect to the effectiveness of internal control over financial reporting as of December 31, 2008 expresses an adverse opinion.
/s/ UHY LLP
Houston, Texas
July 28, 2009